Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Aratha M. Johnson, Chief Communications Officer

(818) 224-7028

PennyMac Mortgage Investment Trust Reports Results for First Post-
IPO Period Ended September 30, 2009

Calabasas, CA November 5, 2009 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported results for the period from August 4, 2009, when it completed its initial public offering and commenced operations, to September 30, 2009.  During its first two months of operations, the Company actively pursued high-yield investment opportunities consistent with its objective of investing primarily in residential mortgage loans and mortgage-related assets to provide attractive risk-adjusted returns over the long-term.

In its initial period of operations ended September 30, 2009, the Company invested approximately $69.5 million of the proceeds from its equity offerings in residential mortgage-backed securities having an aggregate unpaid principal balance of approximately $72.9 million.  The Company acquired these securities pending its anticipated reinvestment of the proceeds in suitable pools of mortgage loans or longer-lived, higher yielding mortgage-backed securities.  The acquired securities are backed by non-agency Alt-A, subprime and prime jumbo loans and are currently cash-flowing senior priority securities with a weighted average remaining life of approximately one-and-one half years and a weighted average yield of 7.13%.

The following is a summary of the Company’s portfolio of mortgage-backed securities as of September 30, 2009:

		September 30, 2009
			Average
	Carrying Value	Principal	Life (in years)	Coupon	Yield

			(dollar amounts in thousands)

Security collateral type:
Non-Agency Alt-A	$36,428	$38,264	1.67	4.31%	8.17%
Non-Agency Subprime	16,931	17,785	0.71	0.41	7.93
Non-Agency Prime Jumbo	14,700	15,000	2.09	3.28	3.66
Total investment securities	$68,059	$71,049	1.52	3.12%	7.13%

The Company’s initial investments produced total revenues of $816,000, offset by management fees and other expenses, resulting in a net loss of $730,000, or $0.04 per share, for the period ended September 30, 2009.

Stanford L. Kurland, Chairman and Chief Executive Officer of PennyMac, commented on the period’s results, “In PMT’s first two months of operations, our manager reviewed residential whole loan and securities portfolios with cumulative unpaid principal balances of over $6.9 billion and bid on several of those portfolios at levels consistent with our yield requirements.  While some market participants have been willing to accept lower yields and bid more aggressively, we still believe that it is in the best interest of our shareholders over the long term to remain patient in order to maximize the returns from our long-term investment opportunities.  Currently, our manager is reviewing over $1.9 billion in unpaid principal balances of residential whole loan and securities portfolios, and we expect that the volume of troubled residential mortgage loans available for sale will continue to grow.  Additionally, our manager continues to build a conduit operation that could potentially allow us to capitalize on current market opportunities to provide small mortgage lenders an outlet for their newly originated mortgage loans.”

Management’s presentation will be available in the Investor Relations section of the Company’s website at www.pennymacmortgageinvestmenttrust.com beginning November 6, 2009.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a recently formed mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol "PMT" and is externally managed by PNMAC Capital Management, LLC, a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.pennymacmortgageinvestmenttrust.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in general business, economic, market and employment conditions from those expected; continued declines in residential real estate and disruption in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objective and investment strategies; changes in our investment or operational objectives and strategies, including any new lines of business; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; unanticipated increases in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; increased rates of delinquency or decreased recovery rates on our investments; increased prepayments of the mortgage and other loans underlying our investments; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; and our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.